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                                   EXHIBIT 4.4

                               FIRST AMENDMENT TO
                             THE ROUGE STEEL COMPANY
                          OUTSIDE DIRECTORS EQUITY PLAN
                (AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2001)

     WHEREAS, Rouge Steel Company, a Delaware Corporation, adopted the Rouge Steel Company Outside Director Equity Plan (the "Plan") for the purpose of promoting the long term growth and profitability of Rouge Steel Company by attracting and retaining non-employee directors of outstanding ability; and

     WHEREAS, pursuant to a reorganization in which Rouge Steel Company became the wholly owned subsidiary of Rouge Industries, Inc. (the "Company"), the Company assumed sponsorship of the Plan; and

     WHEREAS, the Plan has been amended from time to time, and was most recently amended and restated effective April 1, 2001; and

     WHEREAS, the Company desires to amend the Plan to increase the number of shares of Company Class A Common Stock available for award, subject to approval by the Company's shareholders.

     NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended as follows, subject to approval by the Company's shareholders:

     1. The second sentence of Section 3 of the Plan is amended effective May 15, 2002 to delete 200,000 and replace it with 250,000.

     2. Except as amended herein, the terms of the Plan remain in full force and effect.

Dated:  June 4, 2002             ROUGE INDUSTRIES, INC.



                                          By:  /s/ William E. Hornberger
                                               -------------------------
                                               William E. Hornberger
                                          Its: Senior Vice President, Corporate
                                               Relations and External Affairs